Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of June 21, 2021 by and among Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), the Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsor Parties and Parent, the “Parties”).

RECITALS

WHEREAS, each Sponsor Party is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Shares and the Parent Warrants as set forth opposite such Sponsor Party’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Parent, the Company, Big Cypress Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger;

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1. Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor Party shall be bound by and comply with Section 5.4 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2. No Transfers. Prior to the earlier of the (x) the Effective Time and (b) such date and time as the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time (the “Expiration Time”), each Sponsor Party shall not (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Parent Shares or Parent Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Parent Shares or Parent Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3. New Shares. In the event that (a) any Parent Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof or (b) a Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent during prior to the Expiration Time (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof.

Section 1.4. Agreement to Vote and Approve.

(a) Each Sponsor Party, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time, at any meeting of the stockholders of Parent or any adjournment or postponement thereof or in connection with any action by written consent of the stockholders of Parent, it shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted, in person or by proxy, or execute and deliver a written consent (or cause a consent to be validly executed and delivered) covering, the Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party (A) in favor of the Transaction Proposals, (B) against any business combination (other than the Business Combination Proposal) and (C) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination Proposal or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor Party contained in this Agreement.

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(b) Prior to the Expiration Time, the Sponsor Party hereby covenants and agrees that such Sponsor Party shall not (i) enter into any voting agreement or voting trust with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement.

Section 1.5. No Inconsistent Agreement. Each Sponsor Party hereby agrees that such Sponsor Party shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.6. Lock-Up. Each Sponsor Party hereby agrees that it will execute the Registration Rights Agreement at the Closing and agree to be bound by the terms provided for therein, including the lock-up provision set forth in Article 6 therein.

Section 1.7. Waiver of Anti-Dilution Provision; No Redemption.

(a) Each of the Sponsor Parties hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of Parent, any anti-dilution or similar rights.

(b) Each of the Sponsor Parties hereby irrevocably and unconditionally agrees that, prior to the Expiration Time, such Sponsor Parties shall not elect to cause Parent to redeem any Parent Shares or Parent Warrants beneficially owned or owned of record by such Sponsor Party or submit any of the Parent Shares or Parent Warrants for redemption in connection with the Merger or the Transaction Proposals or otherwise.

Section 1.8. Vesting Provisions Applicable to Founder Shares.

(a) General. the Sponsor Party agrees that, as of immediately prior to the Closing, the Specified Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.8.

(b) Special Transfer Restrictions for Specified Founder Shares. Neither the Sponsor nor any of its Permitted Transferees (as defined in the Registration Rights Agreement) shall Transfer any of its Specified Founder Shares prior to the time such Specified Founder Shares become vested pursuant to Section 1.8(c), except to Permitted Transferees that agree in writing to be bound by this Section 1.8.

(c) Vesting of Founder Shares.

(i) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

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(ii) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iii) If, at any time during the five(5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iv) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Fourth Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(v) If, at any time during the five (5)-year period immediately following the Closing, there is a Change of Control, then any Specified Founder Shares that would have been vested prior to the First Vesting Achievement Date, the Second Vesting Achievement Date, the Third Vesting Achievement Date or the Fourth Vesting Achievement Date, as applicable, determined based on whether the aggregate consideration to be received by the Parent stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth above, shall be deemed vested immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Vesting Achievement Date has not previously occurred, then 25% of the Specified Founder Shares shall be vested. Any Specified Founder Shares not vested in connection with the Change of Control shall be canceled and of no further force or effect.

(d) Forfeiture of Unvested Founder Shares.

(i) If the First Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), all of the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(ii) If the Second Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 75% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(iii) If the Third Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 50% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

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(iv) If the Fourth Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 25% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Each Sponsor Party hereby agrees that, with respect to all of its Specified Founder Shares, such Specified Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Parent, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all Parent Shares, held by the holders thereof (other than the unvested Specified Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Specified Founder Shares shall be set aside for so long as such unvested Specified Founder Shares remain unvested. Should unvested Specified Founder Shares become vested in accordance with Section 1.8(c), such Specified Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the Parent Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Specified Founder Shares shall be equitably adjusted in the same manner as all other Parent Shares.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Specified Founder Shares” means the shares of Parent Shares set forth across from the Sponsor Party’s name on Schedule I under the column “Specified Founder Shares”;

(j) “Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded; and

(k) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Parent, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Parent Shares and Parent Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Shares or Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Shares or Parent Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Parent Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor Party’s Parent Shares and Parent Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s Parent Shares or Parent Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Shares or Parent Warrants, except as provided hereunder and under the Insider Letter. Other than the Parent Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

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(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or if such Sponsor Party is an individual, conflict with the rights of such Sponsor Party’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Parent Shares or Parent Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(e) Update of Schedule I. If any Sponsor Party acquires record or beneficial ownership of any Parent Shares or Parent Warrants prior to the Expiration Time, such Sponsor Party shall promptly notify the Company and Parent in writing, and Schedule I shall be updated to reflect such Sponsor Party’s ownership of such additional Parent Shares or Parent Warrants, as applicable.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Non-Survival of Representations and Warranties; Termination.

(a) This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect, upon the earlier of (i) the date and time the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time and (ii) the time this Agreement is terminated upon the mutual written agreement of the Company, Parent and the Sponsor.

(b) Notwithstanding the provisions of Section 3.1(a), Section 1.8 shall terminate only upon the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms and (ii) such time as all of the Specified Founder Shares shall have vested or shall have been forfeited and cancelled pursuant to the terms of Section 1.8.

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(c) No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of, or Fraud in connection with, this Agreement prior to its termination.

Section 3.2. Capacity. Notwithstanding anything in this Agreement to the contrary, each Sponsor Party is entering into this Agreement solely in its capacity as a record holder or beneficial owner of Parent Shares and Parent Warrants and not in its (or any Affiliate’s) capacity as an officer or director of Parent, if applicable. Notwithstanding any asserted conflict, nothing herein will limit or affect any Sponsor Party’s ability to act as an officer or director of Parent.

Section 3.3. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.4. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 3.4(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsor Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 3.6. Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.7. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and each Sponsor Party charged with such amendment, modification or supplement.

Section 3.8. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.9):

(a)	If to Parent prior to the Closing:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

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with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)	If to the Company:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104|
Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

(c)	If to a Sponsor: to such Sponsor Party’s address set forth in Schedule I

Section 3.10. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

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Section 3.12. Mutual Release.

(a) Effective as of the Closing, Parent, on behalf of itself and its successors and assigns (each, a “Parent Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor Party and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Parent Releasing Party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which any Parent Releasing Party is party or (iii) with respect to any Parent Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Parent, on behalf of itself and the other Parent Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Parent Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and each other Parent Releasing Party, acknowledges that each Sponsor Party will be relying on the waiver and release provided in this Section 3.12(a) in connection with entering into this Agreement and that this Section 3.12(a) is intended for the benefit of the Parent Released Parties and to grant third party beneficiary rights to each Parent Released Party to enforce this Section 3.12(a).

(b) Effective as of the Closing, each Sponsor Party, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Parent and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which such Sponsor Party or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Parent will be relying on the waiver and release provided in this Section 3.12(b) in connection with entering into this Agreement and that this Section 3.12(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.12(b).

(Signature Page Follows)

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IN WITNESS WHEREOF, the Sponsor Parties, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie J Sullivan
Name:	Eddie J Sullivan
Title:	Chief Executive Officer

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS HOLDINGS LLC

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Managing Member

LADENBURG THALMANN & CO. INC.

By:	/s/ Steven Kaplan
Name:	Steven Kaplan
Title:	Head of the Capital Markets

/s/ Steven Kaplan
Steven Kaplan

/s/ Peter Blum
Peter Blum

/s/ Jeff Caliva
Jeff Caliva

Signature Page to Sponsor Support Agreement

Schedule I

Sponsor Party Name and Address	Parent Shares	Parent Warrants	Specified Founder Shares
Big Cypress Holdings LLC	3,047,827	208,600	547,700
Ladenburg Thalmann & Co. Inc.	122,188	0	25,440
Steven Kaplan	48,988	0	10,200
Peter Blum	48,988	0	10,200
Jeff Caliva	24,209	0	5,040

Schedule I